         Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-000000) of Moog Inc. for the registration of 445,725 shares of its Class A common stock and to the incorporation by reference therein of our reports dated November 23, 2005, with respect to the consolidated financial statements and schedule of Moog Inc., Moog Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Moog Inc., included in its Annual Report (Form 10-K) for the year ended September 24, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

November 3, 2006